Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cricut, Inc.

South Jordan, Utah

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2022, relating to the consolidated financial statements of Cricut, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP
Salt Lake City, Utah

March 9, 2022